EXHIBIT 99.1

PRESS RELEASE

NEWS RELEASE

For More Information Contact:

Robert V. Dickinson, President and CEO

(408) 263-3214

bobd@calmicro.com

California Micro Devices Reports Fourth Quarter and FY2003 Year-end Results

MILPITAS, Calif. — May 8, 2003 — California Micro Devices (NASDAQ: CAMD) today announced financial results for its fourth fiscal quarter, which ended March 31, 2003. The company reported revenues of $10.8 million, compared to $11.3 million in the prior quarter and $8.2 million in the same quarter a year ago. The net loss per share was $0.22 compared to the prior quarter’s $0.01 net loss per share (adjusted as described below and including a benefit of $0.01 per share from the release of the remaining restructuring reserves) and the $0.46 net loss per share reported in the same quarter a year ago.

On an annual basis, the company reported fiscal 2003 revenue totaling $42.2 million, representing more than 40 percent year-over-year growth from the $29.9 million revenue posted in the prior year. The $0.44 net loss per share for fiscal 2003 represents an improvement of more than 80 percent when compared to the fiscal 2002 net loss per share of $2.33.

During fiscal 2003 the company expensed certain manufacturing variances in the period incurred, which it has now determined should have been capitalized to inventory under GAAP. There was no effect on the fiscal year 2003 net loss because fiscal 2002 and fiscal 2003 ending inventories have been properly valued under GAAP but there was a change to the previously reported quarterly results for the first three quarters of fiscal year 2003. The effect of the change was that on a cumulative basis at the end of each quarter previously reported during fiscal 2003, the company had overstated its net loss and understated inventories. Accordingly, the company has adjusted its financial statements for the first three quarters of fiscal 2003 to reflect this change, which affects accounts such as cost of sales, inventories, net loss and accumulated deficit. Specific quarterly adjustments are presented in Schedule A accompanying this news release. The company plans to amend its quarterly reports on Form 10-Q, for the first three quarters of fiscal 2003, which were previously filed with the SEC.

“As we announced last week, our financial performance in the March quarter was adversely affected by several factors,” said Robert V. Dickinson, president and CEO. “These factors included an unexpectedly higher margin impact from the shortfall in Medical product shipments and weaker than expected demand for Mobile products; higher than expected manufacturing spending; additional inventory reserves for legacy products; and provisions for additional legal and audit expense.” Dickinson reported that considerable progress has been made in resolving the process issues that caused the shortfall of Medical products, and that he expects to begin seeing the benefit from this progress in the current quarter.

“I’m pleased to report that we booked $14.3 million in new orders during fiscal Q4, up from the $11.7 million in the prior quarter, and introduced a dozen new products, more than we have introduced in any quarter during the last three years,” said Dickinson. He noted that one of the most recent product introductions, a USB (Universal Serial Bus) transceiver, will enable the company to target high-bandwidth connectivity applications in the Mobile market, including wireless handsets, PDAs (personal digital assistants) and other mobile electronics devices.

Conference Call Today At 2:00 PM PDT

California Micro Devices will hold a conference call to discuss its fourth quarter and fiscal year 2003 results today after the close of trading. Within the USA, interested parties may access the call by dialing (800) 218-0204 just prior to 2:00 p.m. PDT when the call is scheduled to begin. International parties may access the conference call by dialing (303) 205-0033. No password is necessary.

A live webcast of the call may be accessed at www.calmicro.com within the company’s Investor Relations web page or at www.firstcallevents.com/service/ajwz381674130gf12.html; interested parties are advised to log in at least 15 minutes early to download and install any necessary audio software. A replay of the conference call will be indexed and archived on the company’s web site and will be available three hours following completion of the event for approximately one year.

Telephone replay of the call will be available beginning today at approximately 4:00 p.m. PDT. Callers within the USA may access this recording by dialing (800) 405-2236 and entering pass code 525147. Outside the USA, callers may access the replay by dialing (303) 590-3000 and entering the same pass code. The telephone replay will be available until May 23, 2003, 11:00 p.m. PDT.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon submounts for high brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, expects, and estimates. Forward-looking statements made in this release include our expectation that we will begin seeing the benefit from our progress in resolving process issues that caused the Medical product shortfall and our belief that our newly introduced USB transceiver will enable us to target high bandwidth connectivity Mobile applications. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, whether the resolution of our process issues will be long-term and result in our being able to manufacture more in-spec Medical products and whether there are products in the Mobile market with a requirement for a device like our USB transceiver as well as other risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2003	2002	2003	2002
Net sales	$10,770	$8,156	$42,184	$29,944

Costs and expenses:
Cost of sales	10,600	9,833	34,051	38,153
Research and development	1,020	966	3,719	3,884
Selling, general and administrative	2,414	3,468	10,033	11,521
Special Charges		—	(193)	4,155

Total costs and expenses	14,034	14,267	47,610	57,713

Operating income (loss)	(3,264)	(6,111)	(5,426)	(27,769)
Other expense, net	276	235	1,065	836

Income (loss) before income taxes	(3,540)	(6,346)	(6,491)	(28,605)
Income taxes		—		—

Net income (loss)	$(3,540)	$(6,346)	$(6,491)	$(28,605)

Net income (loss) per share—basic	$(0.22)	$(0.46)	$(0.44)	$(2.33)

Net income (loss) per share—diluted	$(0.22)	$(0.46)	$(0.44)	$(2.33)

Weighted averages common shares outstanding—basic	15,861	13,777	14,717	12,272

Weighted average common shares outstanding—diluted	15,861	13,777	14,717	12,272

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Balance Sheets

(Amounts in thousands)

	March 31, 2003	March 31, 2002**
ASSETS:
Current assets:
Cash and short-term investments	$4,513	$7,240
Accounts receivable, net	5,281	4,561
Inventories	3,577	2,784
Other assets	652	679

Total current assets	14,023	15,264

Property, plant and equipment, net	10,087	10,853
Restricted cash	880	888
Other long-term assets	415	1,232

Total assets	$25,405	$28,237

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,195	$5,085
Accrued liabilities	2,631	4,345
Deferred margin on sales to distributors	1,873	1,193
Current maturities of long-term debt and capital lease obligations	1,603	2,256

Total current liabilities	9,302	12,879

Long-term debt, less current maturities	8,308	7,069
Other long-term liabilities	—	509

Total liabilities	17,610	20,457

Shareholders’ equity:
Common stock	74,240	67,732
Accumulated other comprehensive income (loss)	—	2
Accumulated deficit	(66,445)	(59,954)

Total shareholders’ equity	7,795	7,780

Total liabilities and shareholders’ equity	$25,405	$28,237

**	Derived from audited financial statements.

SCHEDULE A

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Balance Sheet

Prior Period Effect of Under-absorption

(Amounts in thousands)

As Previously Reported	June 30, 2002	September 30, 2002	December 31, 2002
Inventories	$3,380	$4,390	$4,188

Accumulated deficit	$(62,517)	$(63,858)	$(64,052)

As Adjusted	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003
Inventories	$5,122	$5,507	$5,335	$3,577

Accumulated deficit	$(60,775)	$(62,741)	$(62,905)	$(66,445)

SCHEDULE A

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Statement of Operations

Prior Period Effect of Under-absorption

(Amounts in thousands, except per share data)

As Previously Reported	Three months ended June 30, 2002	Three months ended September 30, 2002	Six months ended September 30, 2002	Three months ended December 31, 2002	Nine months ended December 31, 2002
Net sales	$9,368	$10,761	20,129	$11,284	31,413

Cost of Sales	8,148	8,436	16,584	8,013	24,597

Net income (loss)	$(2,563)	$(1,341)	(3,904)	$(193)	(4,097)

Net income (loss) per share—basic & diluted	$(0.18)	$(0.09)	(0.28)	$(0.01)	(0.29)

As Adjusted	Three months ended June 30, 2002	Three months ended September 30, 2002	Six months ended September 30, 2002	Three months ended December 31, 2002	Nine months ended December 31, 2002	Three months ended March 31, 2003
Net sales	$9,368	$10,761	20,129	$11,284	31,413	$10,770

Cost of Sales	6,406	9,061	15,467	7,982	23,449	10,600

Net income (loss)	$(821)	$(1,966)	(2,787)	$(162)	(2,949)	$(3,540)

Net income (loss) per share—basic & diluted	$(0.06)	$(0.14)	(0.20)	$(0.01)	(0.21)	$(0.22)